10F-3 REPORT

                            MANAGED MUNICIPALS
                              PORTFOLIO INC.

                     December 1, 2002 through May 31, 2002

              	       Trade                     Purchase          % of
Issuer        	       Date    	Selling Dealer   Amount     Price  Issue(1)



California State      11/7/2002 Sun America    $6,000,000  $98.983  1.87%A
 Department Water
 Reservation Power
 Supply A
 5.250% due 5/1/2020

Bi-Sate MO-IL         11/12/2002 Pain Webber    2,000,000   100.000  4.79B
 Metrolink Development
 Agency X County B
 5.000% due 10/1/2032

New York State UDC    12/6/2002	 First Albany  	1,000,000   99.345   1.10C
 Personal Income Tax
 Service Revenue CI
 5.000% due 3/15/2024

New York State        12/19/2002 Morgan Stanley 2.000,000   98.632   2.58D
 Dormitory Authority
 Personal Incoem Tax
 Service Revenue A
 5.000% due 53/15/2032




                     (1) Represents purchases by all affiliated funds; may not
                         exceed 25% of the principal amount of the offering.




A - Includes purchases of $44,745,000 by other Smith Barney Mutual Funds. B - Includes purchases of $13,000,000 by other Smith Barney Mutual Funds. C - Includes purchases of $3,000,000 by other Smith Barney Mutual Funds. D - Includes purchases of $13,000,000 by other Smith Barney Mutual Funds.